STOCK PURCHASE TERMINATION AGREEMENT

This agreement dated as of July 12, 2011 (the "**Agreement**") is by and between Guy S. Cook, an individual residing at 246 Painted Hills Rd., Bozeman, Montana 59715, hereinafter referred to as the "**Seller**," and Seaside 88, LP, a Florida limited partnership whose a principal address is 750 Ocean Royale Way, Suite 1101, Juno Beach, FL 33408, and hereinafter referred to as the "**Buyer**."

WITNESSETH:

WHEREAS, the Seller and Buyer have entered into a Stock Purchase Agreement (the "**Stock Purchase Agreement**") dated April 29, 2011.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is hereby agreed as follows:

The obligation of the Seller to sell any additional shares of the common stock of Bacterin International Holdings, Inc. (the "**Shares**") to the Buyer, and the Buyer's obligation to purchase any additional Shares from the Buyer, shall both cease effective immediately.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

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Guy S. Cook

Seaside 88, LP

By: Seaside 88 Advisors, LLC

By: ________________________
Name: William J. Ritger
Title: Manager